DocuSign Envelope ID: A6FDACFB-92A0-4CF3-9C67-C2C79D16E762

Dear Steve Quirk,

Welcome to Robinhood! We are thrilled that you are joining our team.

This letter amends your prior offer letter from an In-Office Working Model to our Work from Home model, in which you will primarily work from home but will be expected to come into your designated office as directed by your management. Under the Work from Home model, employees are required to live within 3 hours of their designated office location by April 1, 2022, and employees will need to be able to reach their office location via their own ability (driving, public transit, etc.) that does not use company funds.

Your designated office remains

Chicago

Your salary is contingent
upon you remaining in the Work from Home Model, assigned to this office location, and being able to get to the designated office within 3 hours. All other terms and conditions of the previous offer letter remain the same.

Please sign below to acknowledge your acceptance of this Amendment. We look forward to welcoming you on your first day!

I accept the terms and conditions of this Amendment to my offer letter.

January 7, 2022
Signature    Date

DocuSign Envelope ID: A6FDACFB-92A0-4CF3-9C67-C2C79D16E762